EXHIBIT 10.1

                          INTERNET SPORTS NETWORK, INC.
                         509 Richards Street, Suite 700
                             Vancouver, B.C. V6B2Z6
                                     Canada


                                                              April 30, 1998


Digital Data Networks, Inc.
3102 Maple Avenue, Suite 230
Dallas, Texas  75201

Gentlemen:

         The purpose of this letter is to set forth our mutual intentions with respect to a proposed transaction in which Internet Sports Network, Inc., a Nevada corporation ("ISN"), shall merge with and into Digital Data Networks, Inc., a Washington corporation ("DDN"). In the alternative, the parties may determine that DDN shall purchase the outstanding ISN common stock for the Merger Consideration (as defined below). For purposes hereof, either such form of the transaction is hereinafter referred to as the "Merger" and the corporation that survives the Merger is hereinafter referred to as the "Surviving Corporation."

         1. Principal Terms and Conditions. We propose that the principal terms of the Merger would include, without limitation, the following:

         a. Merger Consideration. DDN currently has outstanding 2,314,597 shares of common stock, no par value per share ("DDN Common Stock"), warrants to purchase 1,840,000 shares of DDN Common Stock and options to purchase 675,000 shares of DDN Common Stock. ISN currently has outstanding approximately 5,000,000 shares of common stock, $.001 par value per share ("ISN Common Stock"). ISN and DDN shall enter into an agreement and plan of reorganization (the "Merger Agreement"). The Merger Agreement shall provide that shares of DDN Common Stock shall be issued to the shareholders of ISN in exchange for each share of ISN Common Stock (the aggregate number of shares of DDN Common Stock issued to be referred to as the "Merger Consideration"), such that following the Merger the outstanding common stock of the Surviving Corporation shall be held approximately 24% by the shareholders of DDN and approximately 76% by the shareholders of ISN (on a fully-diluted basis, excluding the DDN warrants).


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         b.      Tax Treatment of Merger. The Merger is intended to be
consummated in a manner such that it qualifies as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

         c. Merger Agreement. The Merger Agreement shall include such representations and warranties and indemnities as may be mutually agreed to by the parties hereto and as are customarily set forth in agreements of this nature and subject. The Merger Agreement shall include covenants that DDN will use its good faith efforts to (i) obtain the requisite shareholder consent to the Merger and all related transactions, (ii) dissolve its subsidiaries on terms and conditions satisfactory to ISN, and (iii) collect the outstanding accounts receivable of DDN (in the amount of $1,400,000), with the proceeds of such collections to remain with the Surviving Corporation (subject to expenditures in the ordinary course of business consistent with past practice). It is the intention of the parties hereto that the Merger Agreement shall be negotiated, executed and delivered on or before 60 days following the date hereof, and that the closing of the proposed transactions shall occur on a date (the "Closing Date") as promptly as practicable thereafter.

         d. Closing Conditions. From December 31, 1997 until the Closing Date, (i) there shall have been no material adverse change in the condition (financial or otherwise), business prospects, properties, net worth or results or operations of DDN or ISN; (ii) the businesses of DDN and ISN shall have been conducted in the ordinary course consistent with part practice; (iii) DDN shall have no less than $500,000 of cash at the Closing; (iv) ISN shall have completed one or more private placements (collectively, the "ISN Private Placement") of shares of ISN Common Stock or other ISN securities with aggregate gross proceeds to ISN of $1,200,000; (v) prior to the later of (A) the date of completion of the ISN Private Placement and (B) the date of execution of the Merger Agreement, DDN shall have invested $100,000 in ISN in exchange for shares of ISN Common Stock or other ISN securities on substantially similar terms as the ISN Private Placement; and (vi) DDN Common Stock shall be listed on the Nasdaq Smallcap Market. The purchasers of ISN securities in the ISN Private Placement (the "Purchasers") shall, within 120 days of the Merger, have the ability to demand registration under the Securities Act of 1933, as amended, of the DDN Common Stock received in exchange for, or issuable upon exercise or conversion of, the ISN securities acquired in the ISN Private Placement, so long as such registration and sale does not cause the Merger no longer to qualify as a tax-free reorganization under the Internal Revewnue Code of 1986, as amended.

         e. Board of Directors. The number of directors on the Board of Directors of the Surviving Corporation (the "Board") shall be fixed at five. ISN shall have the ability to nominate three directors to serve on the Board, one of which nominees shall be Patrick Earl, and DDN shall have the ability to nominate


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two directors to serve on the Board, such nominees to be Robert Hussey and
Donald Scott. Both ISN and DDN shall take reasonable steps to assure that such nominees are duly elected and qualified to serve on the Board for at least three years.

         2. Due Diligence Review. Commencing with the execution of this letter, representatives of and attorneys and auditors for each of DDN and ISN shall conduct a due diligence review of the business activities of the other company, including all management matters, all financial, accounting and business records, all contracts and other legal documents (the "Due Diligence Review"). DDN and ISN each shall cooperate fully in respect of the Due Diligence Review. Each company shall provide the other company with all financial information reasonably requested by such company including, without limitation, financial statements required by the rules and regulations promulgated under the Securities Act of 1933, as amended.

         3. Exclusive Dealing Rights. In order to induce the parties hereto to commit the resources, to forego other potential business opportunities and to incur legal, accounting and incidental expenses necessary to properly evaluate the Merger, the parties hereby agree not to negotiate with third parties regarding any merger, consolidation, acquisition or sale of assets (other than in the ordinary course of business) or other business combination or similar transaction (each such transaction, an "Alternative Transaction"), which exclusive negotiating rights shall expire 60 days following the date hereof (the "Exclusivity Period"). In connection with the foregoing, each party shall, from and after the date hereof and through the Exclusivity Period, refrain from taking any actions intended to encourage discussions or negotiations, and from participating in discussions or providing information regarding its business, with any person or entity other than a party to this letter agreement regarding the Merger or an Alterative Transaction.

         4. Confidentiality. All information furnished to any party hereto (a "receiving party") in connection with the Due Diligence Review that is identified in writing by the other party hereto (a "providing party") as being confidential shall be held by the receiving party as proprietary information of the providing party (the "Proprietary Information"). Proprietary Information shall not include, however, information that (i) becomes generally available to the public other than as a result of a disclosure by the receiving party or its directors, officers, employees or agents (the "Receiving Party Group"), in breach hereof, (ii) becomes available to the Receiving Party Group on a non-confidential basis from a source other than the providing party or its directors, officers, employees or agents, provided that such source is not known by the Receiving Party Group to be bound by a confidentiality agreement with or other obligation of secrecy to the providing party, (iii) is currently known to the receiving party, provided that such source is not known by the Receiving Party Group to be bound by a confidentiality agreement with or other obligation of secrecy to the providing party, or (iv) is required to be disclosed by any court of competent jurisdiction or by subpoena or by any law, rule, regulation or other administrative or legal process or requirement.


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         5.      Public Announcements. Unless required by applicable law or required or requested by regulatory authority, neither party hereto shall issue any report, statement or press release to the public, the trade or the press or any other third party relating to this letter, the Merger Agreement or the transactions contemplated hereby, except as mutually agreed by the parties. Copies of any such reports, statements or press releases, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to the other parties hereto prior to their releases.

         6. Expenses. Each party hereto shall bear its own expenses in respect of this letter, the Merger Agreement and the transactions contemplated hereby and thereby, whether or not such transactions are consummated.

         7. Regulatory Approvals. The closing of the transactions contemplated by the Merger Agreement shall be conditioned upon, among other things, the receipt of all requisite regulatory approvals, and DDN and ISN shall cooperate in obtaining such approvals.

         8. Governing Law; Consent to Jurisdiction. The parties agree that this letter and respective rights and duties and obligations hereunder shall be governed and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof. Each of the parties hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York state court or Federal court sitting in the State of New York over any action or proceeding arising out of or relating to this letter, the Merger Agreement and the transactions contemplated hereby and thereby and each of the parties hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York state or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent legally possible, the defense of an inconvenient forum to the maintenance of such action or proceeding.

         9. Binding Effect. Except for the provisions set forth in Section 2 (Due Diligence Review), Section 3 (Exclusive Dealing Rights), Section 4 (Confidentiality), Section 5 (Public Announcements), Section 6 (Expenses),
Section 8 (Governing Law; Consent to Jurisdiction) and this Section 9 (Binding Effect), this letter does not constitute or create and shall not be deemed to constitute or create any legally binding or enforceable obligations on the part of any party to this letter. Such obligations shall be created solely by the execution and delivery of the Merger Agreement containing such terms and conditions of the Merger as may be agreed upon by the parties and then only in accordance with the terms and conditions of the Merger Agreement.

         10. Prior Agreements. The arrangements contained in this letter supersede all prior agreements relating to the subject matter hereof.

         11. Counterparts. This letter may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

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         If the foregoing  terms and conditions are acceptable to you, please so indicate by signing this letter and returning it to the attention of ISN.

                                                   Very truly yours,

                                                   INTERNET SPORT NETWORK, INC.


                                                   By:      /s/  Patrick Earle
                                                            --------------------
                                                            Name:  Patrick Earle
                                                            Title:    President


Agreed to and Accepted:

DIGITAL DATA NETWORKS, INC.


By:      /s/   Donald B. Scott
         ----------------------
         Name:  Donald B. Scott
         Title:    President




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